Exhibit 30(d)(23)

Amendment to the No Lapse Guarantee Agreement

Minnesota Life Insurance Company

[Individual Life New Business    •    400 Robert Street North    •    St. Paul, Minnesota 55101-2098]

Your No Lapse Guarantee Agreement has been amended as follows:

The provision “Are there any limitations on net premium allocations?” has been amended to read as follows:

Yes. The percentage of any net premiums allocated to any variable sub-account may be limited to the maximum variable sub-account percentage. The maximum variable sub-account percentage is shown on the policy data pages. We reserve the right to change or waive the limitation on net premium allocations.

The provision “Are there restrictions on requested transfers or systematic transfers of accumulation value into the variable sub-accounts?” has been amended to read as follows:

Yes. No requested transfer or systematic transfer may be allocated to a variable sub-account where the percentage of the total accumulation value in the sub-account prior to the requested transfer or systematic transfer is in excess of the maximum variable sub-account percentage. Additionally, for a requested transfer or systematic transfer the percentage allocated to any one variable sub-account must not exceed the maximum variable sub-account percentage of the transfer or systematic transfer amount. We reserve the right to change or waive the limitation on requested transfers or systematic transfers of accumulation value into the variable sub-accounts.

The provision “Is automatic rebalancing required?” has been removed in its entirety.

The provision “Are there requirements for automatic rebalancing?” has been replaced with the following provision:

Are there restrictions on automatic rebalancing allocations?

Yes. The percentage allocated to any variable sub-account will be limited to the maximum variable sub-account percentage. We reserve the right to change or waive the limitation on automatic rebalancing allocations.

This Amendment is made a part of the policy. The provisions herein apply in lieu of any policy provisions to the contrary.

[ ]	[ ]
[Secretary]	[President]

ICC23-20265	Minnesota Life Insurance Company	1